UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under THE SECURITIES ACT OF 1933

International Bancshares Corporation

(Exact name of registrant as specified in its charter)

Texas	74-2157138
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	No.)

1200 San Bernardo Avenue, Laredo, Texas 78042-1359

(Address of Principal Executive Offices) (Zip Code)

2012 International Bancshares Corporation Stock Option Plan

(Full title of the plan)

Dennis E. Nixon,

Chairman of the Board and President,

International Bancshares Corporation

1200 San Bernardo Avenue,

Laredo, Texas 78042-1359

(956) 722-7611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Cox Smith Matthews Incorporated

112 East Pecan, Suite 1800

San Antonio, Texas 78205

Attn: Cary Plotkin Kavy

(210) 554-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	800,000 shares (1)	$19.36 (2)	$15,488,000 (2)(3)	$1,774.92

(1)                                  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement is deemed to include an indeterminable amount of additional shares of the Common Stock of International Bancshares Corporation that may become issuable under the terms of the 2012 International Bancshares Corporation Stock Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)                                  This estimate is made solely for the purpose of determining the amount of the registration fee.

(3)                                  As to the 800,000 shares which may be issued pursuant to the Plan, the maximum price calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, is $19.36, which is the average of the high and low prices reported on the Nasdaq Stock Market on September 12, 2012.  This price is used solely for the purpose of calculating the registration fee.

EXPLANATORY STATEMENT

International Bancshares Corporation, a Texas corporation (the “Company”), hereby files this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission on September 18, 2012 for the purpose of registering 800,000 shares of common stock, par value $1.00 per share (the “Common Stock”) for issuance under the 2012 International Bancshares Corporation Stock Option Plan (the “Plan”).

The Plan will replace the 2005 International Bancshares Corporation Stock Option Plan (the “2005 Plan”), which will be terminated, for purposes of granting further options.  As of April 2, 2012, options for approximately 35,886 shares of stock remained eligible for grant under the 2005 Plan.  The adoption of the Plan will not affect the terms of any outstanding options under the 2005 Plan, and such outstanding options will continue to be governed by the terms of the 2005 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 424 and Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by International Bancshares Corporation, a Texas corporation (the “Company” or “Registrant”), are incorporated herein by reference:

(a)   The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on February 27, 2012.

(b)   The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the Commission on May 7, 2012.

(c)          The Company’s Current Report on Form 8-K dated February 27, 2012 filed with the Commission on February 27, 2012.

(d)         The Company’s Current Report on Form 8-K dated March 22, 2012 filed with the Commission on March 22, 2012.

(e)          The Company’s Current Report on Form 8-K dated April 4, 2012 filed with the Commission on April 4, 2012.

(f)            The Company’s Current Report on Form 8-K dated May 7, 2012 filed with the Commission on May 7, 2012.

(g)         The Company’s Current Report on Form 8-K dated May 21, 2012 filed with the Commission on May 23, 2012.

(h)         The Company’s Current Report on Form 8-K dated July 11, 2012 filed with the Commission on July 11, 2012.

(i)             The Company’s Current Report on Form 8-K dated August 6, 2012 filed with the Commission on August 6, 2012.

(j)    The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the Commission on August 6, 2012.

(k)   The Company’s Current Report on Form 8-K dated September 17, 2012 filed with the Commission on September 17, 2012.

(h)   The description of the Company’s Common Stock is contained in the Company’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including an subsequent amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no document or exhibit to a document, or any portion thereof, that is furnished to the Commission but not filed with the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article XI of the Company’s Articles of Incorporation (the “Articles”) provides for the elimination or limitation of personal liability of directors to the fullest extent permitted by Texas law.  Section 7.001(b) of the Texas Business Organizations Code (the “TBOC”) allows a Texas corporation, by applicable provision in its chartering document, to eliminate or limit the liability of a director for monetary damages for an act or omission by the person in the person’s governing capacity as a director; provided, however, that no elimination or limitation of liability is permitted to the extent such person is found liable for: (i) a breach of the person’s duty of loyalty, if any, to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty to the corporation or involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act or omission for which the liability of a governing person is expressly provided by an applicable statute.

Article IX of the Articles provides that the Company shall indemnify, to the fullest extent permitted by Texas law, any person who was, is, or is threatened to be named a defendant or respondent to an action, suit or proceeding by reason of the fact that such person (i) is or was a director or an officer of the Company or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer or agent.  Sections 8.101 and 8.105 of the TBOC provide that a corporation may so indemnify a director, former director, officer or other delegate who was, is, or is threatened to be made a respondent in a proceeding if it is determined, pursuant to the manner for determination provided in

Section 8.103 of the TBOC, that the person: (i) acted in good faith; (ii) reasonably believed: (a) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests and (b) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.  Section 8.103 of the TBOC provides that such determination must be made by: (i) a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) a majority vote of a committee of the board of directors of the corporation designated by a majority of disinterested and independent directors and which is composed solely of disinterested and independent directors; (iii) special legal counsel selected by the board of directors or a committee of the board of directors by a vote in accordance with (i) or (ii) above; (iv) a vote of the shareholders of the corporation, excluding the vote of directors who are not independent or disinterested; or (v) a unanimous vote of the shareholders of the corporation.  In addition, Section 8.151 of the TBOC permits a corporation to purchase insurance to indemnify or hold harmless an existing or former director, officer or agent, against any liability asserted against such person or arising out of the person’s status as a director, officer or agent.  The By-laws of the Company (the “By-laws”) permit the Company to purchase and maintain directors’ and officers’ insurance policies intended to insure against the risk of such liability; however, to date, the Company has not purchased such an insurance policy.

In addition to permitted indemnification, Section 8.051 of the TBOC provides for mandatory indemnification of directors, former directors, and delegates of a corporation for reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director or delegate and the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Section 8.104 of the TBOC allows a corporation to provide in its governing documents that any director or delegate who was, is, or is threatened to be made a respondent in a proceeding may be advanced or reimbursed reasonable expenses incurred in such proceeding, provided that the person deliver to the corporation: (i) a written affirmation by the person of the person’s good faith belief such person has met all the standards of conduct for indemnification under Chapter 8 of the TBOC and (ii) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if the final determination is that the person has not met such standards or that indemnification is prohibited by Section 8.102 of the TBOC.  The By-laws permit the advancement of expenses in the manner permitted by Section 8.104 of the TBOC.

The rights to indemnification and advancement of expenses contained in the Articles and By-laws are specifically deemed to be contract rights of the persons so indemnified and may be enforced through any means available to enforce contract rights in Texas.

The above description of the effect of the provisions of the TBOC, the Articles, and the By-laws on the indemnification, insurance, and availability of advanced expenses to directors, officers and other agents of the Company is not intended to be exhaustive and is qualified in its entirety by the TBOC, the Articles, and the By-laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Index to Exhibits is hereby incorporated by reference.

Item 9. Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laredo, State of Texas, on the 18th day of September, 2012.

INTERNATIONAL BANCSHARES CORPORATION
(Registrant)

By:	/s/ Dennis E. Nixon
Dennis E. Nixon, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of International Bancshares Corporation hereby severally constitute and appoint Dennis E. Nixon, our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith, any other Registration Statement related to the same offering, and any and all amendments (including post-effective amendments) to the Registration Statement, and generally to do all things in our name and behalf in the capacities indicated below to enable International Bancshares Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements to the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name and Title	Date

/s/ Dennis E. Nixon	President, Chief Executive Officer (Principal Executive	September 18, 2012
Dennis E. Nixon	Officer), and Director

/s/ R. David Guerra	Vice President and Director	September 18, 2012
R. David Guerra

/s/ Imelda Navarro	Treasurer (Principal Financial Officer)	September 18, 2012
Imelda Navarro

/s/ Irving Greenblum	Director	September 18, 2012
Irving Greenblum

/s/ Daniel B. Hastings, Jr.	Director	September 18, 2012
Daniel B. Hastings Jr.

/s/ Douglas B. Howland	Director	September 18, 2012
Douglas B. Howland

/s/ Sioma Neiman	Director	September 18, 2012
Sioma Neiman

/s/ Peggy J. Newman	Director	September 18, 2012
Peggy J. Newman

/s/ Larry A. Norton	Director	September 18, 2012
Larry A. Norton

/s/ Leonardo Salinas	Director	September 18, 2012
Leonardo Salinas

/s/ Antonio R. Sanchez, Jr.	Director	September 18, 2012
Antonio R. Sanchez, Jr.

INDEX TO EXHIBITS

4.1                                 Articles of Incorporation of International Bancshares Corporation are incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Commission on June 20, 1995 (SEC File No. 000-09439), as amended on Exhibit 3(c) of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 31, 1999 (SEC File No. 000-09439), and as further amended on Exhibit 3(d) the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 31, 2003 (SEC File No. 000-09439), and as further amended on Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2005 (SEC File No. 000-09439), and as further amended on Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on December 19, 2008 (SEC File No. 000-09439).

4.2                                 Amended and Restated By-Laws of International Bancshares Corporation are incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 22, 2009 (SEC File No. 000-09439).

5.1                                 Legal Opinion of Cox Smith Matthews Incorporated (filed herewith).

10.1                           Form of Incentive Stock Option Agreement for the 2012 International Bancshares Corporation Stock Option Plan.

10.2                           Form of International Bancshares Corporation Non-Disclosure and Non-Solicitation Agreement.

23.1                           Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.1).

23.2                           Consent of McGladrey LLP (filed herewith).

24.1                           Powers of Attorney (included on signature page to this Registration Statement).

99.1                           2012 International Bancshares Corporation Stock Option Plan is incorporated by reference to Exhibit A of the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 20, 2012.